Exhibit 10.1

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

This EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (“Agreement”), between Lithia Motors, Inc., an Oregon corporation (“Employer”), and [________] (“Executive”), is dated as of February 4, 2016.

Employer and Executive agree as follows:

1.     Terms of Employment. The employment of Executive by Employer, or by Employer’s wholly owned subsidiary, is “at will” and Executive’s employment may be terminated at any time for any lawful reason or for no reason at all.

2.     Termination Related to Change in Control.

(a)     Definitions.

i.     “Cause” for termination of employment means any one or more of the following: (A) willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of Executive’s duties, as determined by the board of directors of Employer (the “Board”); (B) conviction of a crime in connection with Executive’s duties, or of any felony; (C) conduct significantly harmful to Employer, as reasonably determined by the Board, including but not limited to intentional violation of law or of any significant policy or procedure of Employer; (D) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Board (provided such directive is lawful); or (E) failure to faithfully or diligently perform any of the duties of Executive’s employment which are specified in this Agreement, articulated by the Board, or are usual and customary duties of Executive’s employment, if Executive has not corrected the problem or formulated a plan for its correction with the Board (if such failure is not susceptible to immediate correction) within 30 days after notice to Executive.

ii.     A “Change in Control” occurs on the date: (A) Employer merges or consolidates with another entity and as a result less than 50% of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were the holders of Employer’s voting securities immediately before the merger or consolidation; (B) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires 50% or more of the total fair market value or total voting power of Employer’s outstanding stock (excluding such a change through the transfer of Employer’s outstanding stock or interests in Lithia Holding Company, LLC to the Sidney B. DeBoer Trust or the election of Bryan DeBoer or the Sidney B. DeBoer Family Trust as the manager of Lithia Holding Company, L.L.C.) or acquires substantially all of Employer’s assets; (C) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Employer possessing 50% or more of the total voting power of the stock of Employer (excluding such a change through the transfer of Employer’s outstanding stock or interests in Lithia Holding Company, LLC to the Sidney B. DeBoer Trust or the election of the Sidney B. DeBoer Family Trust as the manager of Lithia Holding Company, L.L.C.); or (D) a majority of the members of the Board are removed from office by a vote of Employer’s shareholders over the recommendation of the Board or replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

iii.     “Change in Control Benefits” means the Accelerated Change in Control Benefits, the Cash Change in Control Benefits and the Continuing Change in Control benefits, defined as follows:

A.     “Accelerated Change in Control Benefits” means (1) the portion of any outstanding Executive equity award (excluding any portion of the equity award forfeited previously in accordance with its terms) that is not vested as of the date Executive’s employment with Employer terminates (the “Separation Date”), which, for awards subject to performance criteria and for which the relevant performance period has not ended as of the Separation Date, will be (a) for awards based on performance over a single one-year period, the average percentage of similar awards earned (based on performance) in the three immediately preceding annual performance periods and (b) for all other awards, at the “target level,” if specified in the award, or at the highest possible award level if no target level is specified, and (2) the portion of all discretionary contributions made by Employer for Executive’s account under any retirement plan, including Employer’s Non-Qualified Deferred Compensation and Long-Term Incentive Plan (the “LTIP”), that is not vested as of the Separation Date;

B.     “Cash Change in Control Benefits” means (1) 24 months of base salary, based on Executive’s base salary immediately before the Change in Control (the “Base Salary Portion”) and (2) Executive’s estimated annual cash bonus amount multiplied by two (the “Cash Bonus Portion”), which estimated annual cash bonus amount shall be calculated as specified on Schedule A; and

C.     “Continuing Change in Control Benefits” means (1) continuing long-term care insurance premiums for 24 months after the Separation Date, and (2) continuing health insurance benefits until the earlier of (a) 24 months after the Separation Date, (b) the full COBRA period required by law, or (c) when Executive becomes eligible for employer-sponsored health insurance from a subsequent employer.

iv.     “Good Reason” for Executive’s resignation means (A) any one or more of the following occurs without Executive’s consent: (1) a material diminution of Executive’s base compensation (unless consistent with an across the board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which Executive must perform services for Employer; (3) a material diminution in Executive’s authority, duties or responsibilities, or (4) any action or inaction by Employer that constitutes a material breach of this Agreement; (B) Executive provides notice to Employer of the existence of the condition within 90 days of the initial existence of the condition; (C) Employer has 30 days following receipt of such notice to remedy the condition and fails to do so; and (D) Executive resigns within twelve months of such event occurring. For purposes of clause (A)(3) of the previous sentence, whether a material diminution in Executive’s authority has occurred shall be determined in part by comparing the authority and positions of the persons to whom Executive directly reports immediately prior to the Change in Control or announcement of the Change in Control with the authority and positions of the persons to whom Executive directly reports immediately after the claimed diminution in Executive’s authority. For example, if Executive was the CEO of Employer before Employer was acquired by a competing business, a material diminution in Executive’s authority would include, but not be limited to, Executive not serving as the CEO of the consolidated competing business after its acquisition of Employer.

(b)     Payment of Change in Control Benefits.

(i)     Payment. If, during the one-year period following a Change in Control, Employer terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, Employer shall, except as otherwise provided in this Agreement, pay Executive the Cash Change in Control Benefits and the Continuing Change in Control Benefits, and the Accelerated Change in Control Benefits shall vest and be settled, on the schedule specified in Section 2(b)(iv). A sample calculation of Change in Control Benefits is attached for illustrative purposes as Schedule B.

(ii)     Release Effective Date. Employer shall not be obligated to pay Executive the Cash Change in Control Benefits, and the Accelerated Change in Control Benefits shall not vest or be settled, unless and until (A) Executive has executed and delivered to Employer the Separation Agreement in substantially the form attached hereto as Exhibit A (the “Separation Agreement”), (B) the Separation Agreement is effective and enforceable and (C) the revocation period specified in the Separation Agreement has expired without Executive having revoked the Separation Agreement (the first date that all of the conditions set forth in (A), (B) and (C) are satisfied, the “Release Effective Date”). If the conditions specified in the previous sentence are not satisfied on or prior to the date that is 60 days after the Separation Date, Executive shall forfeit all of the Change in Control Benefits, including, for the avoidance of doubt, the Continuing Change in Control Benefits, not paid or settled such date. Cash Change in Control Benefits that otherwise would be paid before the Release Effective Date pursuant to the schedule specified in Section 2(b)(iv) shall be held and accumulated without interest and shall be paid on the next applicable payment date specified in Section 2(b)(iv) that occurs after the Release Effective Date.

(iii)     Violation of Terms.

A.     If Executive violates any material term of this Agreement other than Section 5(a)(ii) or any material term of the Separation Agreement other than Section 9(b) of the Separation Agreement, then (1) Executive shall forfeit all Cash Change in Control Benefits and Continuing Change in Control Benefits that were not paid before the date the violation occurred and (2) Executive shall forfeit all Accelerated Change in Control Benefits that were either not vested or not settled before the date the violation occurred.

B.     If Executive violates Section 5(a)(ii) or Section 9(b) of the Separation Agreement, then (1) Executive shall forfeit all of the Cash Bonus Portion of the Cash Change in Control Benefits that was not been paid before the date the violation occurs and (2) Executive shall forfeit any portion of any equity award awarded to Executive on or after January 1, 2016 that, when granted, was subject to performance criteria and that was not vested (including due to time-vesting restrictions) on the Separation Date (a “Specified Accelerated Equity Award”) that was not settled before the date the violation occurred. For the avoidance of doubt, this Agreement is intended to be a “bonus restriction agreement” as defined in Section 653.295(7)(a) of the Oregon Revised Statutes, and this Agreement shall be interpreted in a manner so that the penalty imposed on Executive for competition against Employer is limited to forfeiture of profit sharing or other bonus compensation that has not yet been paid to Executive. An example of the bonus forfeiture for violating Section 5(a)(ii) or Section 9(b) of the Separation Agreement is attached for illustrative purposes as Schedule C.

(iv)     Schedule for Payments, Vesting and Settlement of Change in Control Benefits. Except as otherwise provided in this Agreement:

A.     Beginning on Employer’s first payroll date in the calendar month following the calendar month in which Executive’s employment with Employer is terminated: (1) Employer shall pay Executive the Continuing Change in Control Benefits in accordance with Employer’s standard procedures for making such payments; and (2) Employer shall pay Executive the Base Salary Portion of the Cash Change in Control Benefits in installments over 24 months (and without interest) in accordance with Employer’s standard payroll procedures.

B.     Employer shall pay Executive one quarter of the Cash Bonus Portion of the Cash Change in Control Benefits on each of the dates that are six, twelve, eighteen and twenty-four months after the Separation Date.

C.     The Accelerated Change in Control Benefits shall vest immediately on the Release Effective Date, and the Accelerated Change in Control Benefits that are Restricted Stock Units shall be settled promptly after vesting, provided that, notwithstanding the foregoing and anything to the contrary in any other agreement between Employer and Executive, each Specified Accelerated Equity Award shall be settled in equal quarterly installments over 24 months beginning on the Release Effective Date.

3.     “Excess Parachute Payment” Restrictions; Limitation on Change in Control Benefits. If any benefit payable by Employer to Executive, including without limitation the Change in Control Benefits payable under this Agreement, either alone or together with other payments or compensation benefits to which Executive is entitled to receive from Employer, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), those benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code. Any reductions to the Change in Control Benefits under this Section 3 shall be made in a manner consistent with the requirements of Section 409A of the Code, including any Internal Revenue Service guidance describing the application of Section 409A to Section 280G reductions issued after the date of this Agreement. Unless otherwise provided or allowed by such guidance, (1) any reductions shall be determined in the sole discretion of Employer, (2) the parties hereto contemplate that in exercising such discretion Employer will attempt to maximize Executive’s after-tax economic position, but in no event shall Employer be liable for failure to do so and (3) where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis.

4.     409A. Notwithstanding any provision of this Agreement to the contrary:

(a)     Specified employee. If, at the time of Executive’s “separation of service” with Employer, he or she is a “specified employee” as such terms are defined in Section 409A of the Internal Revenue Code and regulations promulgated thereunder, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute “deferred compensation” subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of: (i) the date that is six months following the Separation Date, or (ii) the date of Executive’s death (such earlier date, the “Delayed Payment Date”), unless the payment or distribution is exempt from the application of Section 409A. Amounts that otherwise would be paid before the Delayed Payment Date shall be held and accumulated without interest and shall be paid on the Employer’s first regular payroll date following the Delayed Payment Date.

(b)     Separation from Service. To the extent that any payment or benefit provided for in this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, if such payment or benefit is payable upon Executive’s termination of employment, that payment or benefit shall be payable only upon Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(c)     Release Effective Date. To the extent that any payment or benefit provided for in this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, if the period from (y) the date of Executive’s Separation of Service to (z) the date on which Executive’s revocation rights would expire if Executive were to deliver the Separation Agreement to Employer on the 60th day following the Separation Date, begins in one calendar year and ends in the following calendar year:

(i)     Employer shall not pay Executive any Cash Change in Control Benefits, and the Accelerated Change in Control Benefits shall not vest or be settled, prior to Employer’s first payroll date of the calendar year following the year of the Separation Date, but in no event more than 90 days after the Separation Date, and

(ii)     Employer shall hold and accumulate the Cash Change in Control Benefits to which Section 4(c)(i) applies, without interest, and shall pay the Cash Change in Control Benefits, and the Accelerated Change in Control Benefits shall vest, on Employer’s first payroll date on the calendar year following the year of the Separation Date.

(d)     Separate Payment. Each payment of any of the Change in Control Benefits is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.

(e)     Administration. The parties intend that this Agreement, to the extent possible, will be administered in accordance with Section 409A of the Code and will interpreted in a manner so that all payments hereunder do not constitute a deferral of compensation or, if so, will constitute a deferral for which the payment and other terms are compliant with Section 409A of the Code. Employer may, without Executive’s prior consent, amend this Agreement, adopt policies and procedures, or take other actions (including amendments, policies, procedures and actions with retroactive effect) that Employer determines are necessary or appropriate to (i) exempt any payment or benefit under this Agreement from the application of Section 409A, or (ii) cause any payment or benefit to comply with the requirements of Section 409A.

5.     Restrictive Covenants

(a)     The restrictive covenants set forth in this Section 5(a) shall apply to Executive only if Executive receives any Change in Control Benefits under this Agreement.

(i)     Non-Solicitation of Lithia Employees. Except as may be consented to in writing by Employer, during the 24-month period following the Separation Date, Executive will not, directly or indirectly, employ or offer employment to, or assist or be affiliated with any other person in employing, any persons employed by Employer or any of its subsidiaries in a Director or higher position on or after the date hereof (“Managers”), and will not, either directly or indirectly, solicit, induce, recruit or encourage any Managers to leave their employment, attempt to solicit, induce, recruit or encourage any Managers to leave their employment, or cause or encourage any person to directly or indirectly solicit, induce, recruit or encourage Managers to leave their employment, either for him or herself or for any other person or entity, unless such person has not been employed by Employer or any of its subsidiaries for at least six months.

For purposes of this paragraph, the terms “solicit, induce, recruit and encourage” means, direct and indirect communications of any kind and nature, directed specifically to an individual for the purpose of causing the person to leave their employment with Employer, but does not include general advertisement or notice of job opportunities within an industry. For purposes of this Agreement, the term “affiliated with” includes Executive’s ownership of 3% or more of the equity of any person, lending money to any person, or serving as an executive officer, director, manager or consultant to any person.

(ii)     Noncompetition. Executive will not be “affiliated with” (as that term is defined in Section 5(a)(i) above) any Competitor (as defined below) for 24 months following the Separation Date. A “Competitor” means any dealership group listed as one of the top 100 dealership groups based in the U.S., ranked according to unit sales of new vehicles, determined according to the “Top 150 Dealership Groups” report (or any successor report, the “Automotive News Report”) most recently published by Automotive News at the time of Executive’s separation of service; provided, that if the most recently published Automotive News Report is unavailable, indeterminable or was published more than eighteen months before Executive’s separation from service, a “Competitor” means (A) any automotive dealership or group of affiliated automotive dealerships with $250,000,000 or more in annual revenues for each of its prior two fiscal years and that has operations in the U.S. (each a “Competing Automotive Group”) and (B) any person or business whose focus is buying, conglomerating or otherwise acquiring any Competing Automotive Group.

(iii)     No Disparagement. Executive shall not take any action or make any statement that disparages Employer, its operation, business, or reputation, or any of its officers or directors, or their reputation, and shall not encourage or induce any third parties to disparage such persons (“Disparaging Acts”) for three years following the Separation Date. “Disparaging Acts” means any statement, communication or publication, oral or written, regardless of whether such statement, communication or publication is true, made about such persons or their reputation, that is vilifying and/or derogatory in nature and that reasonably would be expected to result in a negative perception of such person, or that otherwise may have a material adverse effect on such person or their reputation.

(b)     The restrictive covenants set forth in this Section 5(b) shall apply to Executive regardless of whether Executive receives any Change in Control Benefits.

(i)     Disclosure of Confidential Information. During Executive’s employment with Employer, Executive will have access to and become familiar with certain proprietary and confidential information of Employer and its subsidiaries not known to the public generally, or by its actual or potential competitors (“Confidential Information”). Executive acknowledges that such information constitutes valuable, special, and unique assets of Employer’s business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws.

“Confidential Information” means any Employer proprietary information, technical data, trade secrets or know-how, including, but not limited to research, strategic and marketing plans, product plans, products, services, markets, processes, policies, financial or other business information disclosed to, or discovered by, Executive either directly or indirectly, during Executive’s employment with Employer. Executive further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of his/her or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

Executive will not, without the prior written approval from an authorized officer of Employer, directly or indirectly (i) reveal, report, publish, disclose or transfer any Confidential Information, other than information that constitutes “trade secrets” under applicable state law (“Company Trade Secrets”), to any person, firm, corporation or entity, or (ii) use any Confidential Information for any purpose or for the benefit of any person, firm, corporation or entity. Further, for so long as such information remains Company Trade Secrets under applicable state laws, Executive shall not, without the prior written approval from an authorized officer of Employer, directly or indirectly (i) reveal, report, publish, disclose or transfer any information that constitutes Company Trade Secrets to any person, firm, corporation or entity, or (ii) use any of the Company Trade Secrets for any purpose or for the benefit of any person, firm, corporation or entity.

(ii)     Creative Work. Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during employment with Employer, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Employer. Executive hereby assigns to Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

(iii)     Return of Property. If and when Executive ceases for any reason to be employed by Employer, Executive must return to Employer all keys, pass cards, identification cards and any other property of Employer. At the same time, Executive also must return to Employer all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Employer. The obligations in this paragraph include the return of documents and other materials that may be in Executive’s desk at work, Executive’s car or place of residence, or in any other location under Executive’s control.

(c)     Injunctive Relief. Executive acknowledges that it may be impossible to measure in money the damages that will accrue to Employer if Executive fails to observe the covenants in this Section 5 (the “Restrictive Covenants”); therefore, in addition to any action at law for damages, the Restrictive Covenants may be enforced by an injunction to prohibit the restricted activity or as allowed by law. Executive hereby waives the claim or defense that an adequate remedy at law is available to Employer. Nothing set forth herein shall prohibit Employer from pursuing all remedies available to it.

(d)     Reasonableness. The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, is reasonable both as to time and as to area. The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of Employer’s business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure Employer’s business and goodwill; and (iii) that the degree of injury to the public due to the loss of the service and skill of Executive or the restrictions placed upon Executive’s opportunity to make a living with Executive’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if any portion of the Restrictive Covenants is adjudged unreasonably broad, then the parties authorize said court or arbitrator to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce the same.

(e)     Survival. This Section 5 shall survive the termination of this Agreement.

6.     Dispute Resolution. If a dispute arises pursuant to this Agreement, the parties agree to resolve the disputes through binding arbitration as set forth below. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

Any and all disputes, claims, or controversies between the parties (“parties” specifically including, but not being limited to, any assignee of a party) arising out of or relating to this Agreement that are not otherwise resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

Any party may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed. The parties to the dispute, claim, or controversy will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The costs and fees of JAMS and of the arbitrator shall be borne equally by the parties to the dispute, claim, or controversy. The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon. The prevailing party or parties shall be entitled to an award of its reasonable attorney fees and costs through every stage of the proceeding and in obtaining and enforcing any judgment. The arbitrator shall have sole discretion to determine which is the prevailing party or parties and the amount of reasonable attorney fees and costs.

7.     Notices. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to Employer or to Executive at their last known addresses.

8.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

9.     Waiver/Amendment. Except as provided in Section 4(e), this Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.     Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

11.     Entire Agreement. This Agreement represents the entire employment agreement between the parties regarding the subject matter hereof and together with Employer’s employee handbook and Code of Business Conduct, governs the terms of Executive’s employment. Where there is a conflict between this Agreement and the employee handbook or code, the terms of this Agreement shall govern. This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof.

12.     Assignment. Executive shall not assign or transfer any of Executive’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of their duties under the terms of this Agreement. Upon Executive’s death, Executive’s rights under this agreement shall inure to Executive’s heirs, executors, administrators or assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer, regardless of the manner in which the successors or assigns succeed to the interests or assets of Employer. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer, by any merger, consolidation or acquisition where Employer is not the surviving corporation, by any transfer of all or substantially all of Employer’s assets or by any other change in Employer’s structure or the manner in which Employer’s business or assets are held. Executive’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

13.     Survival. If any benefits provided to Executive under this Agreement are still owed or claims under the Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The Restrictive Covenants and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Executive may have against Employer.

14.     Advice of Counsel. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party be reason of the drafting or preparation hereof.

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IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

EXECUTIVE:

______________________________________

LITHIA MOTORS, INC.

By: ___________________________________

Name:

Title:

Schedule A

Executive’s estimated annual cash bonus amount shall be calculated as (i) the attainment level that Executive has been deemed to have achieved in the current performance period, determined according to the following paragraph, multiplied by (ii) Executive’s target cash bonus compensation for the year in which the Change in Control occurred.

Executive will be deemed to have achieved in the current performance period an attainment level equal to the average of the attainment levels that Executive achieved in the prior four six-month performance periods. For example, if in the last four six-month performance periods Executive’s attainment levels were 95%, 96%, 97% and 94%, Executive will be deemed to have achieved the 95.5% attainment level in the current period.

EXAMPLE 1:

Assumptions:

●	Base salary of $300,000.
●	Annual bonus target level is 100% of base salary.
●	Variable compensation criteria are set for the first half and second half of each year.
●	Change in control is triggered in the first half of a year.
●	Attainment levels in the four prior six-month performance periods were 95%, 96%, 97% and 94% (average is 95.5%).
●	Payment is triggered in the first half of a year.

Result: Executive’s estimated annual cash bonus amount is $300,000 x 0.955 = $286,500. The full amount payable in respect of the Cash Bonus Portion of the Cash Change in Control Benefits is $300,000 x 0.955 x 2 = $573,000.

EXAMPLE 2:

Assumptions:

Same as above, except that the payment is triggered in the second half of a year, after first half variable compensation was earned at the 94% level and variable compensation of $141,000 has already been paid to Executive. Accordingly, attainment levels in the four prior six-month performance periods were 96%, 97%, 94% and 94% (average is 95.25%).

Result: Executive’s estimated annual cash bonus amount is $300,000 x 0.9525 = $285,750. The full amount payable in respect of the Cash Bonus Portion of the Cash Change in Control Benefits is $300,000 x 0.9525 x 2 =$571,500.

Schedule B

The example below does not include a calculation of potential cutbacks to, or reductions or forfeitures of, Change in Control Benefits or address the schedule for making payments of Cash Change in Control Benefits or Continuing Change in Control Benefits or accelerating the vesting or settlement of Accelerated Change in Control Benefits.

Assumed salary and other compensation and perquisites at the time Executive’s employment with Employer terminates:

1.	$200,000 base salary.
2.

Variable compensation potential for 100% of base salary, depending on first and second half performance criteria under the Employer’s Variable Compensation Plan. First half performance criteria was met at the 94% level and employee was paid $94,000; performance levels in the three previous performance periods were met at the following attainment levels: 95%, 96% and 97%.

3.

5,000 restricted stock units (RSUs) subject to performance and time-vesting. Performance criteria not yet met. 3,000 RSUs earned after achieving minimum performance criteria; 4,000 RSUs earned after achieving “target level” performance.

4.	3,000 RSUs subject to time-vesting.
5.	10,000 RSUs subject to long-term performance vesting criteria (performance criteria not yet met). No “target level” specified under the award.
6.	Unvested Employer contributions to Executive’s account under the LTIP of $100,000.

If, during the earlier of the one-year period following a Change in Control, Executive’s employment is terminated without Cause or Executive terminates his employment for Good Reason, the Change in Control Benefits would be comprised of: $400,000 (twice his base salary); $382,000 under the Variable Compensation Plan; 17,000 vested RSUs; $100,000 in vested Employer contributions to Executive’s account under the LTIP; and continuing health insurance benefits until the earlier of (i) 24 months after the Separation Date, (ii) the full COBRA period required by law or (iii) when Executive becomes eligible for employer-sponsored health insurance from a subsequent employer.

Schedule C

Example of Bonus Forfeiture upon Violation of Non-Competition Provisions

Assumed variable compensation and equity awards outstanding as of the Separation Date are as follows.

1.

Variable compensation potential for 100% of base salary ($200,000), depending on first and second half performance criteria under the Employer’s Variable Compensation Plan. First half performance criteria was met at the 94% level and employee was paid $94,000; performance levels in the three previous performance periods were met at the following attainment levels: 95%, 96% and 97%. Accordingly, Executive’s estimated annual cash bonus amount is $191,000, and the Cash Bonus Portion of the Cash Change in Control Benefits is $382,000.

2.

5,000 restricted stock units (RSUs) subject to performance and time-vesting; performance criteria were met and 4,000 RSUs were vested and settled prior to the Separation Date but 1,000 RSUs remain subject to time-vesting over the nine months after the Separation Date. The average percentage of similar awards earned (based on performance) in the three immediately preceding annual performance periods is 76%.

3.	3,000 RSUs subject to time-vesting only (no performance criteria).
4.	10,000 RSUs subject to long-term performance vesting criteria (performance criteria not yet met). No “target level” specified under the award.

Item 1 is the Cash Bonus Portion of the Cash Change in Control Benefits and (b) Item 2 and Item 4 are “Specified Accelerated Equity Awards.” The unvested portions of these awards as of the Separation Date are subject to forfeiture under the bonus restriction provisions of the Agreement until settled, in four semi-annual payments in the case of Item 1 and in eight quarterly payments in the case of Item 2 and Item 4. Item 3 is not a Specified Accelerated Equity Award because it was not subject to performance criteria when granted and therefore is not subject to forfeiture under the Agreement.

	Bonus Amount Subject to Forfeiture / Months after Separation Date
	3 months	6 months	9 months	12 months	15 months	18 months	21 months	24 months
Item 1	$382,000	$382,000	$286,500	$286,500	$191,000	$191,000	$95,500	$95,500
Item 2 (RSUs)	760	665	570	475	380	285	190	95
Item 4 (RSUs)	10,000	8,750	7,500	6,250	5,000	3,750	2,500	1,250

Exhibit A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This is a confidential agreement (the “Separation Agreement”) between you, Lithia Motors, Inc. and Lithia Support Services, Inc. (together with Lithia Motors, Inc., “Employer,” and also referred to herein as “us,” “we” or “our”). This Separation Agreement is dated for reference purposes _____________, 20___ (the “Delivery Date”), which is the date we delivered this Separation Agreement to you for your consideration. This Separation Agreement is the “Separation Agreement” described in Section 2(b)(ii)(A) of the Employment and Change in Control Agreement between you and Employer dated ____________, 2015 (the “Change in Control Agreement”). Any term capitalized but not defined in this Separation Agreement has the meaning ascribed to it in the Change in Control Agreement.

1.     Termination of Employment. Your employment [terminates or was terminated] on _______________, 20___ (the “Separation Date”).

2.     Payments. Subject to the terms and conditions in the Change in Control Agreement, we will pay, or vest and settle, the Change in Control Benefits in exchange for your agreeing to the release of claims and other terms in this Separation Agreement.

3.     COBRA Continuation Coverage. Your normal employee participation in Employer’s group health coverage will terminate on the Separation Date and continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA) and, except as provided under Section 2 of the Change in Control Agreement, at your expense as provided under COBRA.

4.     Termination of Benefits. Except as provided in Section 3 above, your participation in all of our employee benefit plans and programs ended on the Separation Date. Your rights under any of our pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5.     Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation), other than the Change in Control Benefits, that you earned as a result of your employment by us.

6.     No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation from us. We owe you no further compensation or benefits of any kind, except as described in Sections 2, 3 and 4 above and compensation that is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

7.     Release of Claims.

(a)     You hereby release (i) Employer and its subsidiaries, affiliates, and benefit plans, (ii) each of Employer’s past and present shareholders, executives, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

(b)     The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c)     You release and forever discharge us, our subsidiaries and affiliates, all predecessors and successors for such entities, and all officers, directors, employees, agents, shareholders, representatives and insurers of the aforementioned (herein, collectively the “Released Parties”) from any and all liability, damages or causes of action, claims, charges, judgments, or obligations of whatever kind or character you have or may have against the Released Parties, and you covenant that you shall not assist, participate or be represented in, nor institute, submit or file, or permit to be instituted, submitted or filed on the Released Parties, nor shall you voluntarily participate or cooperate in the prosecution of, any lawsuit, charge, claim, complaint or other proceeding against the Released Parties with any administrative agency, court or other forum under any federal, state or local laws or regulations, including, but not limited to, under Title VII of the Civil Rights Act of 1964, as amended; Title VII of the Civil Rights Act of 1964; claims under the Civil Rights Action of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 USC § 1981, 1981a, 1983, 1985, or 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938 as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985; the applicable Workers’ Compensation statutes; and all amendments to each such Act as well as the regulations issued; or any other federal, state, or local laws, rules or regulations, including any insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations; public policy, contract or tort laws, or any claim of retaliation under any law, or any claim arising under common law, including, but not limited to, causes of action for wrongful termination; discrimination on the basis of age, sex, race, or national origin or any other basis; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; fraud; conspiracy to commit any act mentioned herein; breach of the employment offer letter or of any other contract (whether express or implied, oral or written); breach of the implied covenant of good faith and fair dealing; interference with business advantage; interference with prospective economic advantage; interference with contractual relationship; defamation; failure to pay compensation of any kind, or to pay equal compensation for equal work; or any other action whether cognizable in law or in equity, based upon any conduct up to and including the date of this Separation Agreement, and shall not, from any source or proceeding, seek or accept any award or settlement therefrom.

(d)     You knowingly and voluntarily agree to waive any rights or claims arising out of or relating to the federal Age Discrimination in Employment Act (29 USC) Section 621 et seq.) (“ADEA”) and you represent and acknowledge that you have been informed of the following: (i) you are waiving any and all rights or claims that you may have arising under the ADEA; (ii) you understand that you are not waiving any rights or claims that may arise after the date this Separation Agreement is executed; (iii) you understand that in exchange for the waiver and release of your rights under this Separation Agreement, you are receiving consideration in addition to any consideration to which you are already entitled; (iv) you understand that this Separation Agreement does not bar you from bringing a claim under ADEA challenging the validity of the ADEA waiver set forth herein; (v) you have been advised to seek legal counsel regarding this waiver, to the extent you deem necessary or appropriate, and you have had ample time to review and analyze this entire Separation Agreement, and understands its final and binding effect; and (vi) you have seven (7) days to revoke this Separation Agreement after signing and delivering it to us.

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(e)     You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement. Should you apply for future employment with Employer, Employer has no obligation to consider you for future employment.

(f)     You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(g)     Except as provided in Section 4 above, this Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(h)     You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement. You assume this risk and all other risks of any mistake in entering into this Separation Agreement. You agree that this release is fairly and knowingly made.

(i)     You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Separation Agreement.

8.     Acceptance and Revocation Period and Effective Date. You shall have twenty-one (21) days after the Delivery Date in which to review this Separation Agreement and deliver the Separation Agreement signed by you to us by such date. The signed agreement must be delivered to Lithia Motors, Inc. to the attention of the Chief Executive Officer, at 360 E. Jackson Street, Medford, Oregon 97501. You shall have a period of seven (7) days after the date upon which you deliver the signed Separation Agreement to us in which to revoke your acceptance (the “Revocation Period”). This Separation Agreement shall become effective upon expiration of the Revocation Period, provided you have not delivered a written notice of revocation to us before such expiration. In the event of any such revocation of this Separation Agreement, the obligations contained in the Separation Agreement shall be null and void and of no further force and effect, and there shall be no obligation by us to pay the sums, or provide the benefits, otherwise provided for in this Separation Agreement or the Change in Control Agreement. For purposes of this Section, “delivery” of the Separation Agreement will be deemed given as of (i) the day the Separation Agreement is delivered to us in person, or by a nationally recognized express delivery service (such as Federal Express, UPS or DHL) to the above address; (ii) the day the Separation Agreement is delivered via facsimile to us; or (iii) the day the Separation Agreement is deposited in the U.S. mail system, postage prepaid, certified or registered, return receipt requested, and addressed as set forth above.

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9.     Non-solicitation; Noncompetition.

(a)     You will comply with Sections 5(a)(i) of the Change in Control Agreement, and Employer will have the right to enforce that provision under the terms of Section 5(c) of the Change in Control Agreement.

(b)     You will comply with Sections 5(a)(ii) of the Change in Control Agreement, and Employer will have the right to enforce that provision under the terms of Section 5(c) of the Change in Control Agreement.

(c)     After the restrictive periods in Sections 5(a)(i) and 5(a)(ii) of the Change in Control Agreement, you will not, apart from good faith competition, interfere with our relationships with customers, employees, vendors, or others.

10.     No Disparagement. You may not disparage us, our officers or directors or our operation as set forth in Section 5(a)(iii) of the Change in Control Agreement.

11.     Nondisclosure Agreement. You will comply with the covenant regarding confidential information as set forth in Section 5(b)(i) of the Change in Control Agreement.

12.     Employer Materials. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, in accordance with Section 5(b)(iii) of the Change in Control Agreement.

13.     Cooperation Regarding Other Claims. If any claim is asserted by or against us as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

14.     No Admission of Liability. Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of any liability or wrongdoing by us.

15.     Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

16.     Governing Law. This Separation Agreement is governed by the laws of the State of Oregon that apply to contracts executed and to be performed entirely within the State of Oregon.

17.     Dispute Resolution.

(a)     Arbitration. In the event a dispute arises pursuant to this Separation Agreement we both agree to resolve all disputes by submitting such dispute to binding arbitration as set forth below. We confirm that by agreeing to this alternate dispute resolution process, we both intend to give up our rights to have any dispute decided in court by a judge or jury. Any and all disputes, claims, or controversies between us arising out of or relating to this Separation Agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

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Either of us may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed. Each of us will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The costs and fees of JAMS and of the arbitrator shall be borne equally by us. The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon.

(b)     Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys’ fees, filing and service fees, witness fees and arbitrator’s fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

18.     Saving Provision. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

19.     Final and Complete Agreement. This Separation Agreement and the Change in Control Agreement are the final and complete expression of all agreements between us on all subjects covered herein and therein, and they supersede and replace all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

Lithia Motors, Inc.

By: ____________________________________

Title:___________________________________

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement and confirm that I have read and understood each part of it. I acknowledge that pursuant to Section 8, I have twenty-one (21) days after delivery of this Separation Agreement within which to review and consider this agreement, prior to signing and delivering to you.

(Name)

(Signature

Date

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